Exhibit 5.1

SAExploration Holdings, Inc. 1160 Dairy Ashford Rd., Suite 160 Houston, TX 77079 Main: +1 281-258-4400

May 29, 2019

SAExploration Holdings, Inc.

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

Re:	SAExploration Holdings, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Chief Financial Officer, General Counsel and Secretary to SAExploration Holdings, Inc., a Delaware corporation (the “Company”). This opinion relates to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by the selling stockholder of the Company named in the Registration Statement of up to 242,795 shares (“Secondary Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Secondary Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that upon sale and delivery of any Secondary Shares, the certificates for the Secondary Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common stock of the Company or (y) if uncertificated, valid book-entry notations for the issuance of the Secondary Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Secondary Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

SAExploration Holdings, Inc.

May 29, 2019

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

Brent Whiteley
Chief Financial Officer, General Counsel and Secretary